TERMINATION, GENERAL RELEASE AND WAIVER AGREEMENT

          This TERMINATION, GENERAL RELEASE AND WAIVER AGREEMENT is made and entered into this 29th day of June, 1993 by and between CLARK MATERIAL HANDLING COMPANY (together with its subsidiaries, the "Company") and GARY D. BELLO ("Bello").

     1.   Termination

     Bello hereby acknowledges and agrees that his employment with the Company shall be terminated effective as of the end of the business day of May 7, 1993 (the "Termination Date"); provided that
(i) Bello shall not be obligated to perform any services for the Company or any of its subsidiaries or affiliates after May 7, 1993 and (ii) Company agrees that as of the Termination Date, Bello has no duty or duties, or other obligations or responsibilities to or for the Company or any of its subsidiaries or affiliates, except as expressly provided herein. Bello hereby waives any right and agrees not to seek reinstatement or employment with the Company.

     2.   Payment of Accrued Earnings

     The Company hereby agrees to pay promptly to Bello when due all monetary or other benefits (including 401(k) contributions, but excepting any medical, life insurance and disability benefits or contributions required to be paid by the Company which will be paid or made as required or otherwise), less withholding for applicable taxes, which he has earned or accrued, or to which he is or may be entitled (but excluding any accrued vacation and any pro-rated bonuses to which Bello may be entitled to the Termination Date) through the Termination Date ("Accrued Earnings Payment"). Bello hereby acknowledges that any and all obligations of the Company with respect to him, except as specifically otherwise provided herein, will be fully satisfied by Bello's acceptance of the Accrued Earnings Payment.

     3.    Termination Payment and Benefits

           (a) Bello hereby agrees to accept three days from the Effective Date, as provided below, as full and final consideration for his promises, obligations and release set forth herein, and in settlement of any and all claims as more particularly set forth below, a lump sum payment of $300,000.00, less withholding for income and other applicable taxes (collectively, "Termination Payment") and the benefits referred to in subparagraphs 3(b)-(d) below. The Termination Payment (i) shall be paid by the Company into escrow with Robinson, Silverman, Pearce, Aronsohn & Berman (the "Escrow Agent") simultaneously with the execution of this Agreement and (ii) shall be paid at the end of three days from the Effective Date (A) to Bello, if Bello has not challenged the waivers and releases under this Agreement or (B) to the Company if Bello has made such a challenge.

           (b) The Company also shall continue to include Bello in its medical benefits and life insurance programs during the period commencing on the Termination Date and ending on May 7, 1994 (the "Termination Period"), as if his employment had not been terminated; provided, however, that such benefits shall cease at such time during such period as Bello has secured similar medical and insurance benefits from a new employer.

           (c) Bello shall also be entitled to continue to use the Company vehicle he is currently using during the Termination Period, and the Company shall pay all costs of insurance in accordance with its current policies. At the end of the Termination Period Bello, at his option, may purchase the vehicle from the Company at the lease buyout amount, may return the vehicle to the Company or otherwise dispose of the vehicle at the Company's direction.

           (d) The Company agrees to pay for any outplacement services obtained by Bello provided (i) the company providing such services as selected by Bello is acceptable to the Company and (ii) the Company shall be responsible for negotiation and settlement of the fees and expenses due for such services. The Company also agrees to pay legal fees incurred by Bello in connection with the preparation and negotiation of this Agreement not to exceed $5,000.00. The parties agree that any payment required to be made by the Company pursuant to this clause (d) shall be timely and fully made by the Company directly to the provider of such services against detailed invoice therefor.

          (e) Bello expressly agrees that he shall not be entitled to and shall not receive any other payments or benefits of any kind from the Company, including without limitation any bonus payments, during the Termination Period, other than the Termination Payment, the Accrued Earnings Payment and the benefits expressly provided for herein.

     4.   Waiver and Release of Claims

          (a) Bello understands that there are various state, federal and local laws that prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, handicap, veteran status and other protected categories and that these laws are enforced through the Equal Employment Opportunity Commission, the U.S. Department of Labor, and other agencies. He intends to give up any and all rights he may have under these or any other laws relating to his employment with the Company and the termination of his employment, except as expressly provided in this Agreement.

          (b) In consideration of and subject to and conditional upon the Company's timely making the Termination Payment, the Accrued Earning Payment and the other payments provided for in this Agreement, and the Company's continuing to provide Bello with the benefits provided for herein during the Termination Period, Bello, on his behalf and on behalf of his successors and assigns, hereby irrevocably, unconditionally and generally releases, and agrees not to commence in any forum, any action or proceeding against the Company and its parent, affiliates, subsidiaries, divisions, their successors and assigns, and its and their respective officers, agents, employees, directors, shareholders, representatives, successors and assigns ("Releasees") from or in connection with, and hereby waives and/or settles, except as otherwise stated in this Agreement, to and as of the Effective Date, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Bello and his successors or assigns ever had, now have or hereafter can, shall or may have, arising directly or indirectly out of or relating to his employment with the Company or the performance of services for the Company or the termination of such employment or services and, specifically, without limitation (i) claims for wrongful dismissal or termination of employment; (ii) claims arising under any contract, express or implied; (iii) claims arising under any federal, state, local or other fair or equal employment practice or employee relations statutes, orders, laws, ordinances, regulations or the like, specifically, without limitation, those statutes, executive orders, laws, ordinances, regulations or the like prohibiting discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases; (iv) claims based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like; (v) claims for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; and (vi) any claim whatsoever for damages, including without limitation, punitive or compensatory damages, or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief. Without in any way limiting the generality of the foregoing, Bello hereby waives and releases any rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Act of 1866, the American's with Disabilities Act of 1990, the Executive Law of the State of New York and the Administrative Code of the City of New York. Bello represents and warrants that he has not filed any complaints, claims, or actions against the Company, its successors, assigns and their affiliates, officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court, based upon events occurring on or prior to the date of this Agreement on any basis, including without limitation, with respect to his employment with or performances of services the Company or the termination of such employment or services.

           Notwithstanding anything to the contrary contained herein, the foregoing release shall not apply to any rights or claims that Bello may have (i) for benefits under the provisions of any pension or employee benefits plans maintained by the Company or applicable affiliates or subsidiaries, (ii) for payments pursuant to any obligation of the Company or any affiliate or subsidiary thereof, or any such party's insurance carrier, to indemnify Bello in connection with any third party or derivative claim arising out of Bello's having served as a director, officer or employee of the Company or any of its affiliates or subsidiaries, pursuant to any by-law, charter provision, contract, policy or otherwise, or (iii) arising out of any Releasee's gross negligence, fraud or willful misconduct. The Company and any applicable subsidiaries or affiliates shall, with respect to Bello's performance of services through the date hereof and through the Termination Date, treat Bello in the same manner as other officers and employees of such companies are treated with respect to mandatory and discretionary indemnification and directors' and officers' insurance coverage.

           (c) In consideration of Bello's entry into and compliance with the provisions of this Agreement, the Company, for itself and on behalf of each of its parents, subsidiaries and affiliates (including without limitation Clark Equipment GmbH), successors and assigns (collectively, "Releasors"), hereby irrevocably, unconditionally and generally releases, and agrees not to commence in any forum, any action or proceeding against Bello, his heirs, legal representatives, successors and assigns ("Releasee"), from or in connection with, and hereby waives and/or settles, except as otherwise stated in or contemplated by this Agreement, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasors ever had, now have or hereafter can, shall or may have, arising directly or indirectly out of or relating to Bello's employment with the Company or any of its subsidiaries or affiliates or the performance or services for the Company or any of its subsidiaries or affiliates or the termination of such employment or services, and, specifically, without limitation, (i) claims for alleged breach of the duty of due care; (ii) claims arising under any contract, express or implied; (iii) claims based upon any federal, state or local statutes, orders, laws, ordinances, regulations or the like; (iv) claims for tort, interference with contract, fraud, libel or slander; and (v) any claim whatsoever for damages, including without limitation, punitive or compensatory, damages, or for attorney's fees, expenses, costs, wages, or injunctive or equitable relief; provided, however, that claims arising out of Bello's gross negligence, fraud or willful misconduct shall not be released.

           (d) Bello hereby acknowledges that, subject to the Company's timely performance of its obligations under the Agreement, all sums which are, were or may have been claimed to be due to him have been paid or such payments have been released, waived or settled by Bello as provided in this Agreement and by payment of the Accrued Earnings Payment.

     5.    Protection of Confidential Information; NonCompetition;
           NonDisparagement

           In consideration of the Company's agreement to make the Termination Payment and to continue to provide Bello with the benefits provided for herein during the Termination Period:

           (a)  Bello acknowledges that:

                (i) As a result of his employment with the Company, he has obtained secret and confidential information concerning the business of the Company and its affiliates and their operations and finances, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extend of contracts with them, and related cost, price and sales information;

                (ii) the Company and its affiliates will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Bello should enter into a Competitive Business within one year after the Termination Date or if he should divulge secret and confidential information relating to the business of the Company heretofore or hereafter acquired by him in the course of his employment with the Company or any affiliate; and

                (iii)   the provision of this Agreement are
                reasonable and necessary for the protection of the business of the Company and its affiliates.

           (b) Bello agrees that he will not at any time during the term of this Agreement, or thereafter, divulge to any person, firm or corporation or use for his own benefit any proprietary information obtained or learned by him during the course of his employment with the company or any of its affiliates, or prior to the commencement thereof in the course of his employment with Clark Equipment Company, with regard to the operational, financial, business or other affairs of the Company or its affiliates, their officers and directors, including, without limitation, proprietary trade "know how" and secrets, customer lists, sources of supply, pricing policies, proprietary operational methods or technical processes, except (i) with the Company's express written consent;
(ii) to the extent that any such information is in or becomes part of the public domain other than as a result of Bello's breach of any of his obligations hereunder; or (iii) where required to be disclosed by court order, subpoena or other government or legal process by law. In the event that Bello shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Bello promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government or legal process, shall notify, by personal delivery or by facsimile transmission, confirmed by mail, the Company and, at the Company's expense, Bello shall: (A) take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other government or legal process and (B) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. Notwithstanding the foregoing if at any time Bello is identified or referenced in any print or other media in a manner which could reasonably be believed in any way to have an adverse effect on the reputation or business affairs of Bello, then in such event, Bello may comment or otherwise respond to such matters (i) in a way or means consistent with the intent of the Agreement (including, without limitation, subparagraphs 5(b) and (e) hereof) and (ii) in an effort to defend, clarify or rectify such matters. In the event Bello elects to respond, (i) he will notify the Company not less than 48 hours before any response is made public or given to the party or parties in question and (ii) the Company, in the reasonable exercise of its discretion, shall have the right to approve such response. In the event the Company does not promptly approve the initial response from Bello, the Company and Bello shall promptly negotiate, and the parties shall promptly agree to a mutually satisfactory response.

           (c) Bello will promptly deliver to the Company (to the extent not previously delivered) all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) in his possession relating to the business of the Company and its affiliates and all property associated therewith, which he may possess or have under his control. Bello shall have the right to retain all of his personal property.

           (d) For a period of one (1) year after the Termination Date, Bello, without the prior written permission of the Company, shall not directly or indirectly, (i) enter into the employ of or render any services to any person, firm or corporation engaged in the manufacture or distribution (including, without limitation, all authorized dealers of or for the Company) of forklift trucks, tow tractors, powered hand trucks or other industrial material handling equipment or replacement parts or components related thereto or which otherwise directly or indirectly competes with the business of the Company as presently conducted or proposed to be conducted as of the Termination Date (a "Competitive Business"); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) solicit, induce or entice, or cause any other person or entity to solicit, induce or entice to leave the employ of the Company any person who was employed or retained by the Company on the date hereof, provided, however, that Bello may (A) employ, retain or otherwise engage in business with William Tweardy and/or Elwyn Gillette and (B) otherwise employ or retain such other individuals as are subsequently approved by the Company in the reasonable exercise of its discretion; or (v) solicit, interfere with, or endeavor to entice away from the Company or any of its affiliates any of its or their customers, sources of supply, or dealers or in any other way interfere with contractual relations with any such persons. However, nothing in this Agreement shall preclude Bello from investing his personal assets in the securities of any corporation or other business entity which is engaged in a business competitive with that of the Company if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such competitor.

          (e) Subject to paragraph 6 below, and except as paragraph 5(b) permits or applicable law or legal process requires, Bello agrees he will conduct himself in a professional manner and not make any disparaging, negative or other statements regarding the Company, its affiliates or any of the Company's or its affiliates officers, directors or employees which could reasonably be believed in any way to have an adverse affect on the business or affairs of the Company or its affiliates or otherwise be injurious to or not be in the best interests of the Company, its affiliates or any such other persons. The Company agrees that it will conduct itself in a professional manner and not make any disparaging, negative or other statements regarding Bello which could in any way have and adverse affect on Bello or his reputation or otherwise be injurious to Bello.

           (f) If Bello commits a breach, or threatens to commit a breach, of any of the provisions of Paragraph 5, the Company shall have the right and remedy:

                 (i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Bello that the services rendered by him to the Company were of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company;

                 (ii) to require Bello to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by him as the result of any transactions constituting a breach of any of the provisions of Paragraph 5, and Bello hereby agrees to account for and pay over such Benefits to the Company; and

                (iii) to require Bello to reimburse the Company for all costs and expenses, including attorneys' fees incurred in connection with the enforcement of this Paragraph 5, unless Bello is the successful party in which event the Company shall reimburse Bello for all such costs and expenses incurred by him.

Each of the rights and remedies enumerated in this Paragraph 5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

           (g) If any provision of this Paragraph 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such score, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

     6.   Resignation of Offices; Cooperation

          Bello hereby resigns any and all positions previously held as an officer or director of the Company effective immediately. Accordingly, Bello shall not sign any financial periodic or special reports on behalf of the Company, including but not limited to financial reports or statements submitted to the Company's lenders, the Securities and Exchange Commission, the Internal Revenue Service, other governmental agencies or external auditors. Bello shall upon reasonable notice and at reasonable times (having due regard for conflicting obligations arising from any other employment or engagement of Bello), advise and assist the company in preparing such operational, financial or other reports or other filings as the Company may reasonable request, and to respond to inquiries concerning the operations, finances and business of the Company and otherwise cooperate with the Company and its affiliates as the Company shall reasonably request.

     7. Consultation with Attorney and Review of Agreement and Release

          By executing this Agreement Bello acknowledges that (i) he has been advised in writing by the Company to consult with an attorney before executing this Agreement; (ii) he had adequate time to review it and to consider whether to sign the Agreement and;
(iii) he understands each and every term of this Agreement and the full effect of signing the Agreement, including his obligations to the Company and his release and waiver of any and all claims.

     8.   Third Party Agreements

          Bello hereby warrants and represents that he has not entered into any third party agreements in the Company's name or on the Company's behalf not known or disclosed to the board of directors of Terex Corporation, individual directors on such board or to David Langevin as of the Termination Date, other than in the ordinary course of the Company's business. In consideration of the Company's agreement to make the Termination Payment and to continue to include Bello in its benefits program during the Termination Period, upon reasonable notice and at reasonable times (having due regard for conflicting obligations arising from any other employment or engagement of Bello), Bello agrees to reasonably cooperate with the Company at the Company's reasonable request and at its expense in defending against any claims against the Company and its affiliates. Bello further represents and warrants that during the period of his employment with the Company, he has not engaged in any conduct or activity which was (i) knowingly to Bello a violation of the law (ii) was willful misconduct or (iii) a material breach of Company policy.

     9.   Breach of this Agreement

           (a) In addition to any other remedies which the Company may have hereunder or by law, Bello acknowledges and agrees that in the event of any breach of Bello's obligations under paragraph 5(d) of this Agreement, the Company, at its option, shall be entitled either (i) to the return of the Termination Payment (which shall be forfeited) or (ii) two have the covenants contained in paragraph 5(d) above be automatically extended to a date one (1) year from the date on which Bello either permanently ceases such violation or becomes subject to a final order or judgment enforcing such covenant.

           (b) In addition to any other remedies which the Company may have hereunder or by law, Bello acknowledges and agrees that in the event of any breach of Bello's obligations under paragraphs
5 (b) or 5 (e), the Company shall be entitled to the return of the Termination Payment, which shall be forfeited.

           (c) Notwithstanding anything to the contrary contained herein, prior to the company's exercising any rights or remedies against Bello for any alleged breach of this Agreement (excluding alleged breaches of paragraphs 5(b), 5(d) and 5(e) above), Bello shall be entitled to cure such alleged breach within twenty (20) days after written notice from the Company thereof. In the event Bello materially breaches his obligations under any provision of this Agreement (and fails to timely cure same, where permitted), the Company shall be entitled to withhold any unpaid benefits which would otherwise be paid or provided to Bello under this Agreement.

     10.  No Admissions by the Company

          This Agreement and/or any payments made hereunder are not intended to be, shall not be construed as and are not an admission or concession by the Company of any wrongdoing or illegal or actionable acts or omissions and the Company affirmatively states that it is not engaged in any such acts or omissions. In consideration of the Company's agreement to make the Termination Payment and to continue to include Bello in its benefits program during the Termination Period, Bello shall not directly or indirectly make any written or oral statements, suggestions or representations that the Company has made or implied any such admission or concession.

     11.  Confidentiality of this Agreement

           In consideration of the mutual covenants contained herein, each party shall keep confidential and not disclose to any person (excluding legal, financial and tax advisors and such minimum disclosure as may be required by applicable securities laws) any and all information concerning the terms of this Agreement, including without limitation, the amounts of any payments made hereunder, except as may be required by law.

     12.  Miscellaneous

          This Agreement contains all the understandings and agreements with respect to the matters set forth herein, and there are no others made either contemporaneously herewith or otherwise. This Agreement shall be governed by the laws of the State of New York applicable to contracts made and wholly performed therein. If any section of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder, which shall remain in full force and effect.

     13.  Voluntary Signing

          Bello acknowledges that this Agreement and all the terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company and that he has approved and/or entered into this Agreement and all of the terms hereof, knowingly, freely and voluntarily. Each of the other parties hereto represents that this Agreement has been duly authorized and executed by a duly authorized officer.

     14.  Survival

          All of Bello's obligations pursuant to this Agreement shall survive the Termination Date and the expiration of the Termination Period, except as expressly stated in this Agreement.

     15.  Counterparts; Effective Signatures

           This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Facsimile copies of signatures to this executed
Agreement shall be valid and enforceable to the same extent as the original signatures to such agreement.

                                /s/ Gary D. Bello
                                GARY D. BELLO


                                CLARK MATERIAL HANDLING COMPANY


                                By: /s/ Marvin B. Rosenberg
                                     Name:    Marvin B. Rosenberg
                                     Title:   Secretary


                                CLARK MATERIAL HANDLING GmbH



                                By: /s/ Marvin B. Rosenberg
                                     Name:   Marvin B. Rosenberg
                                     Title:  Secretary


STATE OF KENTUCKY)
                 :    ss.:
COUNTY OF FAYETTE)

           On the 25th day of June, 1993 personally came before me Gary D. Bello, and being duly sworn, acknowledged that he is the person described in and who executed the foregoing Agreement and acknowledged that he executed same.

           My commission expires:  March 16, 1996

                                   /s/ C. Walker
                                   Notary Public

STATE OF Connecticut)
                    :   ss.:   Westport
COUNTY OF Fairfield )

            On the 30th day of June, 1993 personally came before me Marvin B. Rosenberg, who, being duly sworn, did depose and say that he resides in Westport, Connecticut; that he is the Secretary of Clark Material Handling Company, the corporation described in and which executed that acknowledged that he is the person described in the above instrument; and that he signed his name thereto by order of the board of directors.

            My commission expires:  February 28, 1998

                                    /s/ Patricia B. Zuckerman
                                       Notary Public



STATE OF  Connecticut)
                     :    ss.:      Westport
COUNTY OF Fairfield  )


            On the 30th day of June 1993 personally came before me Marvin B. Rosenberg who, being duly sworn, did depose and say that he resides in Westport, Connecticut; that he is the Secretary of Clark Material Handling GmbH, the corporation described in and which executed that acknowledged that he is the person described in the above instrument; and that he signed his name thereto by order of the board of directors.

            My commission expires:  Feburary 28, 1998

                                    /s/ Patricia B. Zuckerman
                                       Notary Public